Exhibit 99.1

Press Release Source:    nCoat, Inc.

nCoat, Inc. Executes Definitive Agreements for $11.85 Million Private Placement
Friday June 1, 7:30 am ET

WHITSETT, NC--(MARKET WIRE)--Jun 1, 2007 -- nCoat, Inc. (OTC BB:NCOA.OB - News) ("nCoat" or the "Company") is pleased to announce the execution of definitive agreements relating to a private placement with institutional and accredited investors for $11.85 million. After the payment of fees and expenses of the private placement, the Company will have received net proceeds of approximately $11 million, which includes $800,000 of outstanding indebtedness converted into this offering.

The securities sold by the Company in the private placement offering consisted of $8,850,000 principal amount of Series A Convertible Notes, $3,000,000 principal amount of Series B Convertible Notes, 22,125,000 Series A Warrants and 7,500,000 Series B Warrants. The Convertible Notes bear interest at a rate of 6% per annum. Of the $11.85 million purchase price of the Notes, $800,000 consisted of the conversion of existing outstanding indebtedness of the Company. The Company has agreed to pay an NASD member firm for its services as placement agent in connection with these offering fees, commissions and reimbursable expenses equal to $810,584.91 and issued 1,293,750 warrants to purchase shares of the Company's common stock. For a more complete description of the private placement offering please see our Current Report on Form 8-K to be filed with the Securities and Exchange Commission on June 1, 2007.

Pursuant to the terms of the transaction documents, the Company may sell an aggregate principal amount of $17.75 million of Notes, with not more than $9,000,000 principal amount being Series A Notes. The Company and the placement agent anticipate additional closings of this offering through June 18, 2007, although there can be no assurance thereof. The Company intends to use the net proceeds from this offering for acquisitions, repayment of indebtedness and for working capital and general corporate purposes.

The Series A Notes are convertible into the Company's common stock at a price of $0.40 per share and the Series A Warrants are exercisable at $1.00 per share, with registration rights covering the resale of the shares of common stock underlying each of the Series A Notes and Series A Warrants. The Series B Notes are convertible into the Company's common stock at a price of $0.40 per share and the Series B Warrants are exercisable at $0.80 per share, the shares of common stock underlying the Series B Notes and Series B Warrants have not been granted registration rights.

In addition to this new infusion of capital, the Company previously received executed agreements from holders of $2,000,000 in convertible debentures, issued by the Company between October 1, 2006 and March 1, 2007, requesting conversion of their convertible debentures, plus accrued interest thereon, into shares of the Company's Common Stock at a rate of $0.50 per share. The Company intends to issue shares to complete this conversion within the next week.

Paul S. Clayson, Chairman and CEO of nCoat, Inc., stated, "This capital raise and conversion of debt to equity significantly strengthens our financial structure and better positions nCoat management to execute our strategic plans, including acquisition of additional companies, internal organic growth and expansion of existing facilities and markets. The investors in this transaction also expand our institutional shareholder base."

The Notes, shares of common stock underlying the Notes, Warrants, and shares of common stock underlying the Warrants have not been registered under the Securities Act of 1933, as amended, and they may not be subsequently offered or sold by investors in the United States until registered or granted an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Company has agreed to file a registration statement covering the resale of the common stock underlying the Series A Notes and the Series A Warrants.

About nCoat, Inc.

nCoat, Inc. is an emerging nanotechnology company focused on the development of new nano-formulated and traditional coatings that make it an international leader in the development and marketing of coatings applied to metal, ceramics, fabric, and other materials. The Company specializes in nanotechnology research, commercialization, licensing, and distribution, and through its subsidiary companies develops and distributes commercially viable proprietary nanotechnology and traditional coatings products. At nCoat, we invite the world to "Innovate with us."

Notice Regarding Forward-Looking Statements

Except for statements of historical fact, the information presented herein may contain forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which nCoat, Inc. has little or no control. Statements in this press release which include words such as "anticipates," "plans," "potential," and similar terms may include forward-looking statements. Factors which could cause the Company's results to differ from the forward-looking statements include a decline or slower-than-anticipated growth in revenue opportunities related to the performance coating industry, and a decline or slower-than-anticipated growth in the demand and use for nano-formulated commercial products and related revenue streams for the Company, as well as listed in the "Risk Factors" sections of the Company's publicly filed reports. The Company expressly disclaims any obligation or intention to update any forward-looking statement.

ON BEHALF OF THE BOARD

nCoat, Inc.

Paul S. Clayson, Chief Executive Officer